TherapeuticsMD, Inc. 10-Q

Exhibit 4.2

AMENDMENT TO COMPANY WARRANT

This AMENDMENT TO THE COMPANY WARRANT (this “Amendment”), dated as of November 8, 2020, is by and among TherapeuticsMD, Inc., a Nevada corporation (the “Company”), Tao Finance 1, LLC, a Delaware limited liability company (“Tao Finance”), Redwood IV Finance 1, LLC, a Delaware limited liability company (“Redwood IV”) and Sixth Street Specialty Lending, Inc., a Delaware corporation (“Sixth Street” and together with Tao Finance and Redwood IV, collectively the “Holders”).

WHEREAS, the Company issued Warrant No. 1 to Sixth Street on August 5, 2020 convertible into 712,817 shares of Company Common Stock (the “Sixth Street Warrant”);

WHEREAS, the Company issued Warrant No. 2 to Redwood IV on August 5, 2020 convertible into 1,188,029 shares of Company Common Stock (the “Redwood IV Warrant”);

WHEREAS, the Company issued Warrant No. 3 to Tao Finance on August 5, 2020 convertible into 2,851,270 shares of Company Common Stock (the “Tao Finance Warrant” and together with the Sixth Street Warrant and Redwood IV Warrant collectively, the “Warrants”); and

WHEREAS, the Company and the Holders wish to amend the Warrants on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders agree as follows:

1.      Amendment to Warrant: Adjustment to Exercise Price For Subsequent Issuances. Section 3 of each Warrant is hereby amended and restated in its entirety to read as follows:

3. Adjustment to Exercise Price For Subsequent Issuances. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 3 (in each case, after taking into consideration any prior adjustments pursuant to this Section 3 or otherwise), with any such adjustment automatically becoming effective without further action of any person required; provided, that there shall be no adjustment to the number of Warrant Shares acquirable upon exercise of the Warrant, as provided in this Section 3 (an “Adjustment”), unless and until such Adjustment, together with any previous Adjustments to the number of Warrant Shares so acquirable which would otherwise have resulted in an Adjustment were it not for this proviso, would require an increase or decrease of at least 5% of the total number of Warrant Shares so acquirable at the time of such Adjustment, in which event such Adjustment and all such previous Adjustments shall immediately occur.

(a)               Definitions. For the purposes of this Section 3, the following terms shall have the following meanings:

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 3(d)) by the Company after the Adjustment Date of: (a) shares of Common Stock issued upon the exercise of the Warrants; (b) shares of Common Stock issued upon the conversion or exercise of options or convertible securities issued prior to the Adjustment Date, provided that such securities are not amended after the Adjustment Date to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; or (c) shares of Common Stock under the Company’s 2019 Stock Incentive Plan.

“Independent Financial Expert” shall mean a nationally recognized accounting, investment banking or consultant firm, which firm does not have a material financial interest or other material economic relationship with either the Company or any of its Affiliates or the Holder or any of its Affiliates that is, in the good faith judgment of the Company’s board of directors (the “Board”), qualified to perform the task for which it has been engaged.

“Trading Day” shall mean a day on which trading in the shares of Common Stock (or other applicable security) generally occurs on the principal exchange or market on which the shares of Common Stock (or other applicable security) are then listed or traded; provided that if the shares of Common Stock (or other applicable security) are not so listed or traded, “Trading Day” means a Business Day.

“VWAP” shall mean, as of any date of determination, the average per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TXMD<equity> AQR” (or its equivalent successor if such Bloomberg page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day reasonably determined, using a volume-weighted average method, by an Independent Financial Expert appointed (and compensated by the Company) for such purpose). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(b)               Adjustment to Exercise Price. If the Company shall, at any time or from time to time after November 8, 2020 (the “Adjustment Date”) and on or prior to December 31, 2020, issue or sell, or in accordance with Section 3(e) is deemed to have issued or sold, any shares of Common Stock for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) (“Adjustment Trigger Shares”), then immediately upon such issuance or sale (or deemed issuance or sale), the Exercise Price shall be reduced to the weighted average per share consideration received by the Company for all Adjustment Trigger Shares so issued or sold (or deemed issued or sold) from and after the Adjustment Date and on or prior to December 31, 2020, as determined in good faith by the Board. If the Company does not issue or sell, or in accordance with Section 3(e) is not deemed to have issued or sold, any Adjustment Trigger Shares from and after the Amendment Date and on or prior to December 31, 2020, then on December 31, 2020 the Exercise Price shall be reduced to the average of the VWAP for 15 consecutive Trading Days ending on December 31, 2020 (if and only if such average VWAP is lower than the Exercise Price otherwise in effect on December 31, 2020). Notwithstanding the forgoing, if the Company receives aggregate consideration equal to or less than $10,000,000 in exchange for all Adjustment Trigger Shares issued or sold (or deemed issued or sold in accordance with Section 3(e)) after the Adjustment Date and on or prior to December 31, 2020, then the Holder may, at its option delivered in writing to the Company within five (5) Business Days of December 31, 2020, elect to adjust the Exercise Price based on the VWAP calculation provided in the second sentence of this Section 3(b) as if no Adjustment Trigger Shares were issued.

(c)               Exceptions to Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant with respect to any Excluded Issuance.

(d)               Effect of Certain Events on Adjustment to Exercise Price. For purposes of determining the adjusted Exercise Price under Section 1(a) hereof, the following shall be applicable:

(i)                 Issuance of Options. If the Company shall, at any time or from time to time after the Adjustment Date, grant or sell any options, whether or not such options or the right to convert or exchange any convertible securities issuable upon the exercise of such options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 1(d)(iii)) for which Common Stock is issuable upon the exercise of such options or upon the conversion or exchange of convertible securities issuable upon the exercise of such options is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such options, then the total maximum number of shares of Common Stock issuable upon the exercise of such options or upon conversion or exchange of the total maximum amount of convertible securities issuable upon the exercise of such options shall be deemed to have been issued as of the date of granting or sale of such options at a price per share equal to the quotient obtained by dividing of (A) the total amount, if any, received or receivable by the Company as consideration for the granting, sale, or exercise of all such options (which sum shall constitute the applicable consideration received for purposes of Section 1(a)), by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such options or upon the conversion or exchange of all convertible securities issuable upon the exercise of all such options. No further adjustment of the Exercise Price of Warrant Shares shall be made upon the actual issuance of Common Stock or of convertible securities upon exercise of such options or upon the actual issuance of Common Stock upon conversion or exchange of convertible securities issuable upon exercise of such options.

(ii)              Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the Adjustment Date, grant or sell any convertible securities, whether or not the right to convert or exchange any such convertible securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 1(d)(iii)) for which Common Stock is issuable upon the conversion or exchange of such convertible securities is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such convertible securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such convertible securities shall be deemed to have been issued as of the date of granting or sale of such convertible securities at a price per share equal to the quotient obtained by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting, sale, or exercise of such convertible securities (which sum shall constitute the applicable consideration received for purposes of Section 1(a)), by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such convertible securities. No further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock upon conversion or exchange of such convertible securities or by reason of the issue or sale of convertible securities upon exercise of any options to purchase any such convertible securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 1(d).

(iii)            Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Adjustment Date, issue or sell, or is deemed to have issued or sold in accordance with Section 1(d), any shares of Common Stock, options or convertible securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received or receivable by the Company therefor; (B) for consideration other than cash, the amount of the consideration other than cash received or receivable by the Company shall be the fair market value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received or receivable by the Company shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; or (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair market value of such portion of the aggregate consideration received or receivable by the Company in such transaction as is attributable to such shares of Common Stock, options or convertible securities, as the case may be, issued in such transaction. The net amount of any cash consideration and the fair market value of any consideration other than cash or marketable securities shall be determined in good faith by the Board.

(e)               Certificate as to Adjustment.

(i)                 As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than 15 Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof. All calculations under this Section 3 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(ii)              As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than 15 Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

2.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

3.      No Other Amendments. Except as expressly amended herein, each of the Warrants remains in full force and effect in accordance with its terms.

4.      Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic means (including email with a “pdf”) shall have the same force and effect as the delivery of an original executed counterpart of this Amendment.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment as of the day and year first above written.

COMPANY:

TherapeuticsMD, Inc.

By: /s/ James D’Arecca
Name: James D’Arecca

Title: Chief Financial Officer

HOLDERS:

Tao Finance 1, LLC

By: /s/ Joshua Peck
Name: Joshua Peck

Title: Vice President

Redwood IV Finance 1, LLC

By: /s/ Joshua Peck
Name: Joshua Peck

Title: Vice President

Sixth Street Specialty Lending, Inc.

By: /s/ Joshua Easterly
Name: Joshua Easterly

Title: Chief Executive Officer